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Exhibit 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,										Three Months Ended March 31,
	2003		2004		2005		2006		2007		2007		2008
Earnings:
Income from Continuing Operations before Provision for Income Taxes and Minority Interest	$156,989		$166,735		$197,018		$224,218		$223,024		$57,181		$52,346
Add: Fixed Charges	195,258		240,270		245,431		264,211		308,871		68,818		82,273

	$352,247		$407,005		$442,449		$488,429		$531,895		$125,999		$134,619

Fixed Charges:
Interest Expense, Net	$150,468		$185,749		$183,584		$194,958		$228,593		$50,335		$60,019
Interest Portion of Rent Expense	44,790		54,521		61,847		69,253		80,278		18,483		22,254

	$195,258		$240,270		$245,431		$264,211		$308,871		$68,818		$82,273

Ratio of Earnings to Fixed Charges	1.8	x	1.7	x	1.8	x	1.8	x	1.7	x	1.8	x	1.6	x

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  Exhibit 12
IRON MOUNTAIN INCORPORATED STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)